     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 1999

                                       REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             AVANIR PHARMACEUTICALS
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    CALIFORNIA                                          33-0314804
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                                                 GERALD J. YAKATAN, PH.D.
                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                  AVANIR PHARMACEUTICALS
        9393 TOWNE CENTRE DRIVE, SUITE 200                  9393 TOWNE CENTRE DRIVE, SUITE 200
            SAN DIEGO, CALIFORNIA 92121                         SAN DIEGO, CALIFORNIA 92121
                  (619) 558-0364                                      (619) 558-0364
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                          NUMBER,
                 EXECUTIVE OFFICES)                     INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JOHN J. HENTRICH, ESQ.
                                BAKER & MCKENZIE
                         101 WEST BROADWAY, SUITE 1200
                              SAN DIEGO, CA 92101

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
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                                                                                    PROPOSED MAXIMUM
      TITLE OF EACH CLASS           AMOUNT TO BE      PROPOSED MAXIMUM OFFERING    AGGREGATE OFFERING         AMOUNT OF
OF SECURITIES TO BE REGISTERED      REGISTERED(1)        PRICE PER SHARE(2)              PRICE            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par
  value per share..............       8,137,388                $0.8595                 $6,994,085              $1,945
----------------------------------------------------------------------------------------------------------------------------
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

(1) Represents 19.99% of our outstanding shares of Class A Common Stock as of April 15, 1999.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Pursuant to Rule 457(c), the maximum offering price per share is $0.8595, the average of the bid and asked prices of a share of the Registrant's Class A Common Stock as reported on the Nasdaq National Market System on April 15, 1999, and the maximum aggregate offering price of $6,994,085 is the product of $0.8595 and the number of shares of the Registrant's Class A Common Stock being registered hereby.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                  SUBJECT TO COMPLETION, DATED APRIL 20, 1999

PROSPECTUS

                             AVANIR PHARMACEUTICALS
             8,137,388 SHARES OF CLASS A COMMON STOCK, NO PAR VALUE
                           -------------------------

     On behalf of certain selling shareholders of the company, we are registering for resale up to 8,137,388 shares of our Class A Common Stock, no par value. See "Selling Shareholders" for more information. The shares that we are registering consist of:

     - 7,887,388 shares of Class A Common Stock that are issuable in connection with the conversion of up to 500 shares of Series D Convertible Preferred Stock, no par value per share, 200 of which shares of Series D Convertible Preferred Stock have been issued to the selling shareholders pursuant to the Securities Purchase Agreement, dated as of March 22, 1999, among us and the selling shareholders; and

     - 250,000 shares of Class A Common Stock that are issuable upon the exercise of certain related Class J Stock Purchase Warrants that we have issued and will issue to the selling shareholders.

     The number of shares of Class A Common Stock issuable in connection with the conversion of the shares of Series D Convertible Preferred Stock and the exercise of the Class J Stock Purchase Warrants is subject to adjustment. We will deliver this prospectus to purchasers upon resale of the above-described shares as required by applicable law or the regulations of the SEC. This prospectus is neither an offer to sell these shares nor a solicitation of an offer to buy the shares in any state where the offer or sale is not permitted.

     The selling shareholders have advised us that they may offer the shares registered under this prospectus to purchasers from time to time in transactions taking place on the Nasdaq National Market System, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the resale, at prices related to such market prices or at negotiated prices. The selling shareholders may sell these shares to or through broker-dealers who may receive compensation in the form of discounts or commissions from the selling shareholders or the purchasers of these shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. We will not receive any proceeds from the resale of these shares by the selling shareholders. We will receive, however, certain cash consideration if any of the selling shareholders exercises its Class J Stock Purchase Warrants. See "Use of Proceeds" for additional information. The selling shareholders and their intermediaries through which the shares registered under this prospectus are sold may be considered "underwriters" (within the meaning of the Securities Act of 1933) with respect to the resale of such shares, and any profits realized or commissions received may be considered underwriting compensation. See "Plan of Distribution" for additional information.

                    This prospectus is dated April 20, 1999.

     Our Class A Common Stock trades on the Nasdaq National Market System under the trading symbol "AVNR" (formerly "LDAKA"). On April 15, 1999, the closing bid price of our Class A Common Stock was $0.844 and the closing ask price was $0.875.

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES VARIOUS RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.
           Any representation to the contrary is a criminal offense.

                             AVANIR PHARMACEUTICALS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
The Company.................................................    4
Risk Factors................................................    6
Use of Proceeds.............................................   13
Selling Shareholders........................................   13
Plan of Distribution........................................   17
Legal Matters...............................................   19
Experts.....................................................   19
Where You Can Obtain More Information.......................   19

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The shares of Class A Common Stock of our company are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                    SUMMARY

     You should read the following summary together with the more detailed information contained elsewhere in this prospectus regarding our company, the shares of our Class A Common Stock being registered by this prospectus and our financial statements and related notes. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our Class A Common Stock involves a high degree of risk. This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained below and in our other SEC filings such as our Form 10-K/A for the fiscal year ended September 30, 1998. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

SERIES D CONVERTIBLE PREFERRED STOCK AND CLASS J STOCK PURCHASE WARRANTS

     On March 22, 1999, we entered into a Securities Purchase Agreement with the selling shareholders listed in this prospectus for the purchase of up to 500 shares of Series D Convertible Preferred Stock and a corresponding number of Class J Stock Purchase Warrants. The agreement requires that we issue one Class J Stock Purchase Warrant with each share of Series D Convertible Preferred Stock for an aggregate purchase price per unit of $10,000. Each warrant is exercisable into 500 shares of Class A Common Stock and expires five years from date of issuance. On March 31, 1999, the selling shareholders made their initial investment of $2,000,000 in our company by purchasing 200 shares of Series D Convertible Preferred Stock and related warrants.

     The Securities Purchase Agreement provides, among other things, that the selling shareholders will:

     - purchase 100 additional shares of Series D Preferred Stock and an equal number of related Class J Stock Purchase Warrants for additional proceeds to us of $1,000,000, subject to the satisfaction of certain conditions described in the Securities Purchase Agreement; and

     - have the right to purchase up to 200 additional shares of Series D Preferred Stock and an equal number of related Class J Stock Purchase Warrants for additional proceeds to us of up to $2,000,000, subject to the satisfaction of certain conditions described in the Securities Purchase Agreement.

     The selling shareholders may convert any or all of the shares of Series D Preferred Stock that they acquire into shares of Class A Common Stock at a conversion rate equal to $10,000 divided by a conversion price equal to the lesser of:

     - the Fixed Conversion Price -- an amount equal to (a) $1.05 per share of Class A Common Stock during the first 120 days following March 31, 1999 and (b) thereafter, 120% of the five-day average of the closing bid prices per share of Class A Common Stock during the five trading days immediately preceding

       July 29, 1999 (subject to adjustment if our company does not secure a line of credit for at least $2,000,000 before July 19, 1999); or

     - the Variable Conversion Price -- an amount equal to (x) 100% of the Market Price (as defined below) during the first 75 days following March 31, 1999 for shares of Class A Common Stock and (y) thereafter, 86% of the Market Price.

     "Market Price" is defined as the lower of:

     - the average of the five lowest closing bid prices per share of Class A Common Stock on the Nasdaq National Market System during the 25 trading days immediately preceding a given date of determination; or

     - the closing bid price per share of Class A Common Stock on the Nasdaq National Market System on the date of determination.

     The selling shareholders and their respective affiliates may not convert, however, a number of shares of Series D Convertible Preferred Stock and/or the Class J Stock Purchase Warrants that would result in their beneficial ownership exceeding 4.99% of the total outstanding shares of Class A Common Stock following such conversion.

     The exercise price of the Class J Stock Purchase Warrants is equal to:

     - $1.05 per share of Class A Common Stock during the first 120 days after March 31, 1999; and

     - thereafter, 120% of the five-day average of the closing bid prices of the Class A Common Stock immediately preceding July 29, 1999 (subject to adjustment in the event that our company does not secure a line of credit for at least $2,000,000 before July 19, 1999).

                                  THE COMPANY

     We are a development stage company organized to discover, develop and market novel therapeutic products to treat human diseases. Since our inception in 1988, we have operated in one business segment -- pharmaceutical product development.

     Our primary product under development is docosanol cream, a topical treatment for oral-facial herpes, more commonly known as cold sores and fever blisters. In December 1998, we appropriately delayed product launch plans for docosanol cream when we received a "not approvable" letter from the U.S. Food and Drug Administration following its review of the initial information that we submitted with our new drug application for docosanol cream. The letter indicated that the FDA had completed its review and stated that additional evidence was needed to substantiate the efficacy findings of studies that we submitted with the new drug application. In March 1999, we responded to the FDA's letter by providing additional evidence of the effectiveness of docosanol cream and met with the FDA to discuss the additional evidence and other issues. The FDA currently is evaluating the additional evidence. We expect that the FDA will require at least one additional meeting with our scientists and statisticians before it reaches a decision.

     If we do not receive FDA approval to distribute docosanol cream as a prescription product in the next round of FDA discussions or if we determine that the time and cost to obtain approval is excessive, in management's opinion, then we intend to develop and market a modified formulation of our product to meet the FDA's guidelines for an over-the-counter product for cold sores.

     If we commercialize docosanol cream either as a prescription product or with a modified formulation as an over-the-counter product, then our company will need to, among other things, build a marketing and sales infrastructure that includes marketing staff, market research capacity, a sales force, sales management structure and internal sales support. Although our sales and marketing plans for docosanol cream have been on hold since late December 1998, we intend to remain prepared to produce advertising and promotional materials in the event of a possible future product launch. However, the timing of these potential marketing efforts currently is uncertain in light of the uncertain timing of a decision by the FDA. Furthermore, we cannot assure you that:

     - we ultimately will develop effective advertising or increase awareness of oral facial herpes or that patients will seek medical treatment or select our product;

     - we will hire and train a sufficient sales force in a timely fashion, as competition for competent sales staff is intense;

     - we will secure co-promotion or additional license agreements on favorable terms; or

     - we will raise sufficient additional financing necessary to (1) conduct the additional clinical trials that may be required by the FDA with respect to docosanol cream or (2) both market docosonal cream and continue our other drug discovery and development programs currently underway.

     Our failure to implement an effective sales organization in a timely manner will affect materially our business and financial condition. Because we cannot predict whether the marketplace will accept our docosanol cream product as a topical treatment for oral-facial herpes, we might not achieve a level of sales sufficient to sustain our operations.

     We also are engaged in much earlier stages of research and/or development of several other potential therapeutic products, including potential new drugs for treatment of allergies, asthma and inflammatory diseases and a treatment for symptoms associated with Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig's disease). These additional products will not be available for sale to the market for several years, if at all.

     Our executive offices are located at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121. Our telephone number is (619) 558-0364; our e-mail address is gyakatan@avanir.com; and our home page address is http://www.avanir.com.

                                  RISK FACTORS

     This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe" or "expect." Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained below and in our other SEC filings such as our Form 10-K/A for the fiscal year ended September 30, 1998. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

     We are a development stage company with a history of continuing losses and have "going concern" uncertainties as explained in the explanatory paragraph of the Independent Auditors' Report for the fiscal year ended September 30, 1998. In their report on our financial statements for the fiscal year ended September 30, 1998, our independent auditors refer to our activities as those of a development stage enterprise and indicate that we will need to raise additional outside capital to continue as a going concern. Development stage companies face various problems, delays, expenses and difficulties, many of which are difficult to control. We likely will encounter many unanticipated problems or challenges, including those relating to product development and formulation, clinical testing, regulatory compliance, production and marketing, additional costs and competition. From our inception through December 31, 1998, we have generated only limited revenues and have incurred net losses totaling approximately $55.6 million. These losses have resulted primarily from expenses relating to our organizational and research and development activities. We expect to continue to incur operating losses until such time that we can generate significant revenues from our proposed products. These proposed products are not fully developed and still require regulatory approvals. Even if we implement successfully our marketing strategy or achieve significant revenues or profitable operations, we cannot assure you that we can continue as a going concern.

     We require significant capital reserves and additional financing to commercialize docosanol cream and our other products. We will require additional capital substantially greater than currently on hand to commercialize docosanol cream (if approved by the U.S. Food and Drug Administration (the "FDA")) and any other proposed products. Accordingly, we must raise additional capital or possibly collaborate with one or more pharmaceutical companies to obtain the necessary financing and expertise to obtain regulatory approvals, to complete clinical development, and to manufacture and market other proposed products. We might not raise additional capital (or sufficient capital) or enter into other collaborative and licensing arrangements on acceptable terms necessary to further develop or commercialize docosanol cream or any other proposed products. Our ability to carry out our proposed operations will be limited significantly if we fail to obtain required additional financing or to enter into additional collaborative and licensing arrangements for the continued development, manufacturing and distribution of our proposed products.

     We received a not-approvable letter from the FDA on docosanol cream and have no assurance of FDA approval. On December 22, 1998, we received a letter from the FDA stating that the new drug application for docosanol cream is "not-approvable." The letter indicated that:

     - the FDA has completed its review of the new drug application for docosanol cream;

     - we must submit additional evidence to substantiate the drug's effectiveness;

     - one additional clinical trial may be sufficient to substantiate the efficacy findings of the studies that we have already submitted; and

     - according to the FDA, the other sections of the new drug application were not the basis for the "not-approvable" action. These sections include chemistry, manufacturing and controls, pharmacology/toxicology and evidence for safety of docosanol cream for its proposed human use.

     In our meeting with the FDA in mid-March 1999, the FDA indicated that it will continue to evaluate the additional effectiveness data submitted and will respond to us with its findings. The FDA indicated that this process would require at least one additional meeting between the FDA and us. We can give no assurance as to the possible outcome of our future discussions with the FDA. Failure to receive FDA approval or a substantial delay in receiving FDA approval for docosanol cream would affect materially and adversely our current business plan for docosanol cream as a prescription product.

     We may face certain risks if we modify our product formulation of docosanol cream as an over-the-counter product. We have determined that, with a few minor changes made to the existing formulation of docosanol cream, we could meet the FDA's regulations for marketing an over-the-counter ("OTC") fever blister/cold sore product. We will pursue this strategy only if we determine that the cost and timing of obtaining FDA marketing approval of a prescription product are too onerous. If we pursue commercialization of an OTC product for cold sores/fever blisters, then we will face various risks in reformulating the product, including:

     - identification of suitable ingredients to be used in the reformulation;

     - long term stability of the revised formulation; and

     - timely compliance with FDA regulations for marketing an OTC product.

     We cannot assure you that we will reformulate successfully docosanol cream to meet the OTC standards of the FDA.

     In addition, marketing docosanol cream as an OTC product involves similar risks associated with its sale and marketing as a prescription product, including our ability to:

     - execute a professional communications program;

     - build product awareness among customers or retail store decision makers;

     - entice major retail customers to buy, stock and recommend docosanol cream;

     - enforce docosanol patents and maintain exclusivity in the OTC market; and

     - price the product at a significant premium to competing products in the market.

     We cannot assure you that docosanol cream, if marketed and distributed as an OTC product, will be superior to existing and proposed OTC products for oral herpes, or will gain widespread acceptance in the OTC consumer market.

     Market acceptance for docosanol cream is uncertain and its sales channels are not yet established. Pending our evaluation of the recent FDA decision, we currently intend to build integrated sales and marketing capacity to support the potential launch of docosanol cream as a prescription product. Although our marketing plans currently are on hold, we have engaged an advertising agency for advertising and promotional materials to prepare for a possible product launch of docosanol cream. However, we might not develop effective advertising or increase the awareness of treatments for oral herpes, cold sores or fever blisters, so that patients will seek medical treatment or select our product. In addition, if we continue to develop and eventually launch docosanol cream, then we will rely substantially on our sales organization. We will face difficulties in hiring and training sales staff in a timely fashion, because there is intense competition for competent sales staff. Our failure to implement an effective sales organization in a timely manner would affect materially and adversely our business and financial condition. Market acceptance for docosanol cream as a topical treatment for oral-facial herpes is uncertain. We might not attain a level of sales sufficient to sustain our operations.

     We are in the early stages of research and development for our products, and our unproven products may result in the possible loss of product development costs. We might not develop successfully any of our research and development programs and potential products. In addition, we might not develop our potential products to:

     - be safe and efficacious in clinical trials;

     - be more effective than formulated products based on existing or newly developed technologies;

     - meet applicable regulatory standards;

     - demonstrate substantial therapeutic benefits in the treatment of any disease;

     - be capable of being produced in commercial quantities at reasonable costs; or

     - be marketed successfully.

     Furthermore, the effectiveness of any of our technologies in pre-clinical studies performed in vitro or in animal models may not be relevant to the development of, or indicate the efficacy of, a proposed product for human use. Our drug development programs are subject to all the risks inherent in product development based on innovative technologies, including unanticipated development problems and the possible lack of funds that could result in the abandonment or substantial change in the development of a specific product. The development process for medical products is lengthy and capital intensive. We face substantial risks of failing to complete the development of our proposed products. Any of the following factors could affect materially and adversely our business operations and financial condition:

     - unsuccessful clinical trial results for proposed products;

     - failure to complete product development successfully; or

     - our decision, for economic or other reasons, not to complete the development of a particular product.

     We may not acquire in-licensed technologies. We intend to become a licensing and development company with products at various stages in the drug development pipeline. We plan to seek additional products through in-licensing and co-promotion arrangements. To achieve this objective, we must acquire and/or in-license new products and technologies to further develop, market and/or sublicense them to others. We will face intense competition for these in-licensed products and technologies and we might not locate suitable products and technologies to fit our strengths or obtain them on acceptable terms. For example, we have signed a letter of intent with IriSys Research and Development, LLC to license world-wide rights to a product intended for use in a condition associated with neurodegenerative diseases and pain. We cannot assure you that we will enter into a final agreement with IriSys Research and Development, LLC to in-license this product on favorable terms, if at all.

     We need to comply with government regulations to develop, produce, test, manufacture and market our products. Governmental authorities in the U.S. (including the FDA) and other countries regulate significantly the development, production, testing, manufacturing and marketing of pharmaceutical products. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. Accordingly, we may not obtain regulatory approval for any of our proposed products. We are using a significant portion of our financial resources for research and development and the clinical trials necessary to obtain such approvals for our proposed products. Although we intend to do so, we may not identify and enter into additional collaborative arrangements with pharmaceutical companies to provide the financing necessary to complete the required testing and regulatory review processes necessary for our proposed products. We will continue to incur costs of development without any assurance that we will obtain regulatory approvals. Failure to obtain (or delays in obtaining) such approvals will affect adversely our business operations, including our ability to commence marketing of any proposed products. In addition, we cannot predict the extent to which adverse governmental regulation might arise from future U.S. or foreign legislative or administrative action. Moreover, we cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system. Future changes could affect the time frame required for regulatory review and the sale prices of our proposed products, if approved for sale.

     Our business is subject to rapid technological change and competition. The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. We face intense competition from universities, research institutions and pharmaceutical, chemical and bio-engineering companies. Docosanol cream, if ultimately marketed, will compete with, among others, the following products:

     - Zovirax(R) acyclovir and Valtrex(R) valacyclovir products marketed by Glaxo-Wellcome Corp;

     - Famvir(R) famciclovir and Denavir(R) penciclovir products marketed by SmithKline Beecham; and

     - over-the-counter preparations, including well known products like Blistex(R) and Carmex(R).

     Developments by our competitors or potential competitors could render our proposed products obsolete. Most of our competitors have greater financial resources, research and development facilities and manufacturing and marketing experience than we do. If we launch successfully our first proposed product, docosanol cream, then it will compete with several prescription products for oral-facial herpes currently on the market in the U.S., as well as other products or potential products that are or may be under development or undergoing the FDA regulatory approval process. Our proposed products may not achieve commercial success in this intense competitive environment.

     We depend on key personnel. Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer, Dr. Gerald
J. Yakatan. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees, except with Dr. Yakatan. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified scientific, technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel, particularly in product research, development, sales and marketing.

     Our patents and proprietary rights may be challenged. We own or have rights to eleven U.S. and eight foreign patents on our products or technologies. We also have pending U.S. and foreign patent applications. These patents and patent applications cover medical uses of docosanol and related compounds, hu-PBL-SCID technologies and IgE regulating compounds. We cannot assure you, however, that:

     - the claims in the pending patent applications will be issued as patents;

     - present and future competitors will not develop similar or superior technologies independently, duplicate our technologies or design around the patented aspects of our technologies;

     - our proposed technologies will not infringe other patents or rights owned by others, including licenses which may not be available to us;

     - any issued patents will provide us with significant competitive advantages; or

     - challenges will not be instituted against the validity or enforceability of any patent that we own or, if instituted, that such challenges will not be successful.

     The cost of litigation to uphold the validity and prevent infringement of our patents could be substantial. In addition, the National Institute of Health regulations provide that, if federally-funded institutions do not timely pursue patent applications for patentable inventions, then the government can exercise its right to own such inventions.

     In addition, the process for the approval of patent applications in foreign countries may differ significantly from the process in the U.S. Approval in one country does not necessarily indicate that approval can be obtained in other countries. The patent authorities in each country administer that country's laws and regulations relating to patents independently of the laws and regulations of any other country and the patents must be sought and obtained separately.

     In some cases, we may rely on trade secrets and confidentiality agreements to protect our innovations. We cannot assure you that our trade secrets will be established, or that secrecy obligations will be honored, or that others will not develop independently similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the projects of our company, disputes may arise as to the proprietary rights to such information in which we do not receive a favorable resolution.

     We will depend upon third-party arrangements to manufacture or market docosanol cream and our other products. We do not have and do not expect to have in the foreseeable future the resources to manufacture or market directly on a large commercial scale docosanol cream or any other proposed products which we may develop. To commercialize successfully docosanol cream or any other proposed products, we will need to enter into collaborative arrangements with pharmaceutical or biotechnology companies to assist in funding various aspects of commercialization costs, including development costs, clinical testing necessary to obtain regulatory approvals and manufacturing and marketing costs. Such collaborative arrangements likely will cause higher costs or the sharing of profits with third parties.

     In addition, we have entered into several licensing agreements to cover the clinical development, manufacturing and marketing of docosanol cream in foreign markets. We might not finalize any licensing or distributorship arrangements for territories not covered by existing agreements on favorable terms, if at all. We ultimately may establish our own manufacturing and/or marketing capabilities, at least for certain proposed products, which likely would require substantial additional funds and personnel.

     We are exposed to risks relating to the foreign sales of docosanol cream and other products. We are subject to various foreign trade risks relating to the continued development of docosanol cream by foreign licensees, and, possibly in the future, to the manufacture, marketing and distribution of docosanol cream overseas by foreign licensees. Certain risks that could impact significantly our ability to deliver products include:

     - changes in the regulatory and competitive environments in foreign countries;

     - changes in a specific country's or region's political or economic conditions;

     - shipping delays;

     - difficulties in managing operations across disparate geographic areas;

     - fluctuations in foreign currency exchange rates;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - trade protection measures such as customs duties and export quotas.

     The market price of our Class A Common Stock is volatile. The market price of our Class A Common Stock is volatile, as evidenced by the recent and historical fluctuations in the market price of our Class A Common Stock. Many factors have impacted or likely will continue to impact significantly the market price of our Class A Common Stock, including:

     - fluctuations in our operating results;

     - developments relating to the progress of clinical trials for our proposed products;

     - our relationships with present and potential licensees and distributors;

     - announcements of technological innovations or new products by us or our competitors; and

     - changes in market conditions and the economy in general.

     Furthermore, the market prices for securities of many biotechnology companies have fluctuated widely, but not necessarily in relation to the operating performance of such companies.

     The testing, marketing and sale of our products involve product liability risks, and we currently have limited insurance coverage. The testing, marketing and sale of pharmaceutical products involve the risk of product liability claims by consumers and other third parties. For example, the eventual end-users of our proposed products, if any, could assert claims against us. We have maintained product liability insurance coverage for our clinical trials in the amount of $2,000,000 per incident and in the aggregate. Such insurance may not cover sufficiently all possible liabilities. In the event of a successful suit against our business or proposed products, the lack or insufficiency of insurance coverage could affect materially and adversely our business and financial condition. Furthermore, certain distributors of pharmaceutical products require minimum product liability insurance coverage prior to their purchase or acceptance of products for distribution. Failure to satisfy such insurance requirements could impede our ability to achieve broad distribution of our proposed products, which could affect materially and adversely our business and financial condition.

     The conversion or exercise of certain outstanding securities will have a dilutive effect on the shares of our Class A Common Stock. As of the date of this prospectus, the following securities exercisable or convertible into shares of Class A Common Stock were outstanding:

     - 200 shares of Series D Convertible Preferred Stock convertible into 2,318,841 shares of Class A Common Stock (assuming a conversion price of $0.8625 per share as of April 12, 1999);

     - stock options to purchase an aggregate of 7,344,598 shares of Class A Common Stock (at exercise prices ranging from $0.72 to $6.4375 per share) and 403,000 shares of Class B Common Stock (at exercise prices ranging from $0.0125 to $0.50 per share);

     - Class D Warrants exercisable into 1,387,689 shares of Class A Common Stock (at an exercise price of $1.50 per share);

     - Class G Stock Purchase Warrants exercisable into 2,030,455 shares of Class A Common Stock (at an exercise price of $2.97 per share);

     - Class H Stock Purchase Warrants exercisable into 100,000 shares of Class A Common Stock (at an exercise price of $2.40 per share);

     - Class I Stock Purchase Warrant exercisable into 500,000 shares of Class A Common Stock (at an exercise price of $0.78125 per share);

     - Class J Stock Purchase Warrants exercisable into 100,000 shares of Class A Common Stock (assuming an exercise price of $1.05 per share);

     - Class K Stock Purchase Warrant exercisable into 375,000 shares of Class A Common Stock (at an exercise price of $1.125 per share); and

     - 65,000 shares of Class B Common Stock (each convertible into one share of Class A Common Stock).

     In addition, we intend to issue to the selling shareholders an additional 300 shares of Series D Convertible Preferred Stock and related Class J Stock Purchase Warrants, which are convertible or exercisable into shares of Class A Common Stock covered by this prospectus. To the extent that our outstanding or other securities are exercised or converted, our shareholders will experience dilution of their ownership percentages. Sales in the public market of shares of Class A Common Stock that underlie stock options and warrants may affect adversely the prevailing market prices for shares of Class A Common Stock. Accordingly, negative price movements in the shares of Class A Common Stock likely would have adverse effects on our ability to obtain additional equity capital on favorable terms, if at all.

     We will not declare or pay cash dividends in the foreseeable future. We do not intend to declare or pay cash dividends in the foreseeable future. We expect to retain any earnings, if and when achieved, to finance our business.

                                USE OF PROCEEDS

     We may receive cash consideration in connection with the selling shareholders' exercise of the Class J Stock Purchase Warrants. We intend to use any cash proceeds that we receive from exercise of the Class J Stock Purchase Warrants for working capital purposes. Otherwise, we will not receive any proceeds from the resale of any of the shares registered under this prospectus. We will pay all of the costs of the registration of the shares of Class A Common Stock registered under this prospectus. See "Selling Shareholders" for additional information.

                              SELLING SHAREHOLDERS

     The following table sets forth information with respect to the selling shareholders, the shares of Class A Common Stock beneficially owned by the selling shareholders, and the shares of Class A Common Stock issuable upon conversion of the Series D Convertible Preferred Stock and upon exercise of the Class J Stock Purchase Warrants, which shares we have agreed to register for resale by the selling shareholders. Except as otherwise disclosed in this prospectus, the selling shareholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. Because the selling shareholders may offer all or a portion of the shares of Class A Common Stock registered hereby pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after such sales. In addition, prior to the filing of this prospectus, the selling shareholders may have sold, transferred or otherwise disposed of a portion of the shares of Class A Common Stock registered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. With respect to the shares of Class A Common Stock issuable upon conversion of the shares of Series D Convertible Preferred Stock and upon exercise of the Class J Stock Purchase Warrants, the number of shares included in this prospectus is subject to adjustment and could be materially less or more than the estimated amounts listed in the following table due to factors that we cannot predict on the date of this prospectus, including, without limitation, the future price of the shares of Class A Common Stock.

                             NUMBER OF SHARES OF                             NUMBER OF
                                COMMON STOCK            NUMBER OF            SHARES OF
                             BENEFICIALLY OWNED         SHARES OF           COMMON STOCK
                               AS OF APRIL 12,        COMMON STOCK       BENEFICIALLY OWNED
NAME OF SELLING SHAREHOLDER      1999 (1)(2)        OFFERED HEREBY(3)    AFTER OFFERING(4)
---------------------------  -------------------    -----------------    ------------------
HFTP Investment
  L.L.C.(11)..............         1,211,326(5)         4,068,694(2)             0
AG Super Fund International
  Partners, L.P.(12)......            60,566(6)           203,435(2)             0
GAM Arbitrage Investments,
  Inc.(12)................            60,566(7)           203,435(2)             0
Leonardo, L.P.(12)........           726,796(8)         2,441,216(2)             0
Raphael, L.P.(12).........           121,133(9)           406,869(2)             0
Ramius Fund, Ltd.(13).....           242,265(10)          813,739(2)             0

-------------------------
 (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our Class A Common Stock that are issuable upon conversion of the Series D Convertible Preferred Stock or upon exercise of the Class J Stock Purchase Warrants, to the extent that such securities are currently convertible or exercisable within 60 days of April 12, 1999, are treated as outstanding for computing each selling shareholder's respective percentage ownership of shares of our Class A Common Stock.

 (2) Beneficial ownership is determined as of April 12, 1999 and is based on a conversion price for the Series D Convertible Preferred Stock equal to $0.8625 per share (which is the average of the five lowest closing bid prices of our Class A Common Stock for the 25 consecutive trading days preceding April 12, 1999). The actual number of shares of our Class A Common Stock issuable upon conversion of the Series D Convertible Preferred Stock is that number of shares of Common Stock equal to the quotient of (i) the aggregate stated value of the Series D Convertible Preferred Stock ($10,000 per share), plus any accrued and unpaid premium of 5% per annum, divided by (ii) the conversion price. See "Summary -- Series D Convertible Preferred Stock and Class J Stock Purchase Warrants" for information regarding how the conversion price is determined. No holder of Series D Convertible Preferred Stock or Class J Stock Purchase Warrants is entitled to convert or exercise such securities to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own in the aggregate more than 4.99% of our outstanding shares of Class A Common Stock (other than shares deemed to be beneficially owned through ownership of the Series D Convertible Preferred Stock). In addition, pursuant to the rules of the Nasdaq National Market, in the absence of shareholder approval, the aggregate number of shares issuable to the selling shareholders upon the conversion of the Series D Convertible Preferred Stock may not exceed 19.99% of our shares of Class A Common Stock outstanding as of March 22, 1999 (approximately 8,137,388 shares). Unless such shareholder approval is obtained, none of the selling shareholders will be able to acquire more than its proportionate share of such maximum amount. We may be required to redeem any shares of Series D Convertible Preferred Stock that is not converted because of such limitation.

 (3) Represents each selling shareholder's pro-rata portion of the 8,137,388 shares of Class A Common Stock registered under this prospectus, based on their relative participation in the purchase of 200 shares of Series D Convertible Preferred Stock in the initial closing for the Securities Purchase Agreement. The conversion price of the shares of Series D Convertible Preferred Stock and the exercise price of the Class J Stock Purchase Warrants may be lower than the fixed conversion price based on the trading price of the shares of our Class A Common Stock immediately preceding the conversion of shares of Series D Convertible Preferred Stock held by the selling shareholders. Accordingly, the number of shares of Class A Common Stock that will be issuable upon conversion of the shares of Series D Convertible Preferred Stock and/or the exercise of the Class J Stock Purchase Warrants by the selling shareholders is subject to adjustment and may deviate materially from the estimated amounts listed in the table.

 (4) Assumes that all of the shares of Class A Common Stock registered under this prospectus are resold pursuant to this prospectus and that the selling shareholders will not hold any other shares of Class A Common Stock.

 (5) Consists of (i) 1,161,326 shares of our Class A Common Stock issuable upon conversion of Series D Convertible Preferred Stock, and (ii) 50,000 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

 (6) Consists of (i) 58,066 shares of our Class A Common Stock issuable upon conversion of Series D Convertible Preferred Stock, and (ii) 2,500 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

 (7) Consists of (i) 58,066 shares of our Class A Common Stock issuable upon conversion of Series D Preferred Stock and (ii) 2,500 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

 (8) Consists of (i) 696,796 shares of our Class A Common Stock issuable upon conversion of Series D Preferred Stock and (ii) 30,000 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

 (9) Consists of (i) 116,133 shares of our Class A Common Stock issuable upon conversion of Series D Preferred Stock and (ii) 5,000 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

(10) Consists of (i) 232,265 shares of our Class A Common Stock issuable upon conversion of Series D Preferred Stock and (ii) 10,000 shares of our Class A Common Stock issuable upon exercise of the related Class J Stock Purchase Warrant, each calculated as of April 12, 1999.

(11) Promethean Investment Group, L.L.C. ("Promethean") is the investment manager of HFTP Investment L.L.C. ("HFTP") and consequently has voting control and investment discretion over securities held by HFTP. Promethean disclaims beneficial ownership of the shares held by HFTP.

(12) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of AG Super Fund International Partners, L.P., Leonardo. L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc. (collectively, the "Angelo

     Gordon Entities") and consequently has voting control and investment discretion over securities held by the Angelo Gordon Entities. The ownership for each of the Angelo Gordon Entities does not include the ownership information for the other Angelo Gordon Entities. Angelo Gordon and each of the Angelo Gordon Entities disclaims beneficial ownership of the shares held by the other Angelo Gordon Entities.

(13) AG Ramius Partners, LLC ("AG Ramius") is the investment advisor to Ramius Fund, Ltd. ("Ramius Fund") and consequently has voting control and investment discretion over securities held by Ramius Fund. Ramius Fund disclaims beneficial ownership of the shares held by Ramius Fund.

     Under the Registration Rights Agreement, dated as of March 22, 1999, we agreed to register certain shares of Class A Common Stock for resale by the selling shareholders to permit the resale from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments and supplements to this registration statement as may be necessary in accordance with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of the date that the selling shareholders may sell such shares without restriction pursuant to Rule 144(k) of the Securities Act of 1933, or the date on which the selling shareholders have sold all of the shares covered by this registration statement. We have agreed to bear certain expenses (other than broker discounts and commissions) in connection with this registration statement.

                              PLAN OF DISTRIBUTION

     The selling shareholders have advised us that they may offer the shares of Class A Common Stock registered under this prospectus to purchasers from time to time:

     - in transactions in the Nasdaq National Market System, in negotiated transactions, or by a combination of these methods;

     - at fixed prices that may be changed; at market prices prevailing at the time of the resale;

     - at prices related to such market prices; or

     - at negotiated prices.

     At the date of this prospectus, the selling shareholders have not entered into any underwriting arrangements. The selling shareholders may sell the shares registered under this prospectus to or through

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     - "at the market" to or through market makers or into an existing market for our Class A Common Stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares of Class A Common Stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling shareholders under this prospectus. The number of shares of Class A Common Stock registered under this prospectus and beneficially owned by those selling shareholders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. In addition, a selling shareholder may, from time to time, sell short shares of Class A Common Stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of Class A Common Stock offered hereby may be used to cover such short sales.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the Class A Common Stock by the broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of Class A Common Stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling shareholder also may loan or pledge the shares of Class A Common Stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Broker, dealers, underwriters or agents participating in the distribution of the shares of Class A Common Stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the Class A Common Stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling shareholders and any broker-dealers who act in connection with the sale of the shares of Class A Common Stock under this prospectus may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of Class A Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling shareholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Class A Common Stock registered under this prospectus.

     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of Class A Common Stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling shareholders and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

     We have advised the selling shareholders that, during such time as they may be engaged in a distribution of the shares of Class A Common Stock registered under this prospectus, they are required to comply with Regulation M under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of Class A Common Stock registered under this prospectus.

                                 LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for our company by Baker & McKenzie, San Diego, California.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the status of the Company as a development stage enterprise, the Company's ability to continue as a going concern, and the Company as a defendant in certain lawsuits), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     WHERE YOU CAN OBTAIN MORE INFORMATION

AVAILABLE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect such reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.

     We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, because certain parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved. Each such statement is deemed qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934:

     1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 filed with the SEC on January 4, 1999, and amended Annual Report on Form 10-K/A filed with the SEC on February 2, 1999;

     2. Our Definitive Proxy Statement filed with the SEC on January 4, 1999;

     3. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 filed with the SEC on February 16, 1999;

     4. Our Current Reports on Form 8-K filed with the SEC on January 25, 1999, March 11, 1999, April 1, 1999 and April 20, 1999;

     5. Our Definitive Proxy Statement filed with the SEC on April 13, 1999; and

     6. The description of our Class A Common Stock contained in our Post-Effective Amendment Number 8 to Form S-1 Registration Statement, filed with the SEC on February 2, 1999, including any amendment or reports filed for the purpose of updating such description.

     We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this prospectus and before the termination of the offering of the shares registered under this prospectus. You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is modified or superseded, then the later filed report or document will modify or supersede the statements contained in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in such documents). Requests should be sent to the attention of the Secretary of our company, at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 or you may call and ask for the Secretary of our company at (619) 558-0364.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated cumulative expenses of this registration of shares Class A Common Stock for resale by the selling shareholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

                                                        AMOUNT
                                                       --------
Registration Fee -- SEC..............................  $  1,945(1)
Nasdaq Listing Fees..................................    17,500
Accounting Fees and Expenses.........................    10,000
Legal Fees and Expenses..............................    75,000
Miscellaneous........................................     1,675
                                                       --------
Total................................................  $106,120
                                                       ========

-------------------------
(1) Registration fee paid upon the initial filing of this registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We hereby incorporate by reference Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law which covers the indemnification of directors, officers, employees and agents of a corporation. We refer you to
Article 6 of our Restated Articles of Incorporation, and Section 3.15 of our Amended and Restated Bylaws, which provide for indemnification by our company in the manner and to the full extent permitted by California law.

     Beginning August 10, 1992, we have maintained directors' and officers' liability insurance with policy limits of $7,500,000. The policy covers 100 percent of losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses pursuant to statutory or common law, our Restated Articles of Incorporation or Amended and Restated Bylaws or by agreement. The policy provides for retention of $5,000 per director or officer, subject to a maximum of $10,000 for each loss, except in the case of payment for loss to or on our behalf, in which case the retention is $100,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A)                               EXHIBITS
-----                              --------
 3.1     Restated Articles of Incorporation of the registrant(4)
 3.2     Certificate of Amendment of the Articles of Incorporation of
         the registrant(11)
 3.3     Certificate of Determination with respect to Series D
         Convertible Preferred Stock of the registrant(12)
 3.4     Certificate of Determination with respect to Series C Junior
         Participating Preferred Stock(10)
 3.5     Amended and Restated By-Laws of the registrant(8)

 (A)                               EXHIBITS
-----                              --------
 4.1     Forms of Class A and Class B Common Stock Certificates(2)
 4.2     Class D Warrant Agreement (including form of Class D Warrant
         Certificate)(3)
 4.3     Convertible Note, dated February 26, 1997, issued to RGC
         International Investors, LDC(6)
 4.4     Form of Class G Stock Purchase Warrant(6)
 4.5     Rights Agreement dated as of March 5, 1999, between AVANIR
         Pharmaceuticals and American Stock Transfer & Trust
         Company(10)
 4.6     Form of Rights Certificate with respect to the Rights
         Agreement dated as of March 5, 1999(10)
 4.7     Form of Series D Convertible Preferred Stock Certificate(11)
 4.8     Amended and Restated Class I Stock Purchase Warrant dated
         March 4, 1999(13)
 4.9     Form of Class J Stock Purchase Warrant(11)
 4.10    Class K Stock Purchase Warrant dated April 1, 1999(13)
 5.1     Opinion of Baker & McKenzie
10.1     1989 Stock Option Plan(2)
10.2     Licensing Agreement with Yamanouchi Europe b.v.(1)
10.3     1994 Stock Option Plan(5)
10.4     1998 Stock Option Plan(14)
10.5     Supplemental Agreement with Yamanouchi Europe b.v.(5)
10.6     Employment Agreement with Gerald J. Yakatan(7)
10.7     Form of Retention Agreement with certain executive officers of the registrant(7)
10.8     Form of Indemnification Agreement with certain Directors and executive officers of the registrant(7)
10.9     Registration Rights Agreement with Promethean Investment
         Group, L.L.C.(9)
10.10    Class A Common Stock Investment Agreement with Promethean
         Investment Group, L.L.C.(9)
10.11    Amendment to the Class A Common Stock Investment
         Agreement(12)
10.12    Securities Purchase Agreement for Series D Convertible
         Preferred Stock(11)
10.13    Registration Rights Agreement for Series D Convertible
         Preferred Stock(11)
23.1     Independent Auditors' Consent
23.2     Consent of Baker & McKenzie (included in Exhibit 5.1)

-------------------------
 1. Incorporated by reference to the similarly described exhibits included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991, filed January 11, 1992.

 2. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on May 8, 1990.

 3. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the SEC on October 26, 1992.

 4. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Amendment No. 4 to the Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on April 13, 1994.

 5. Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed December 29, 1994.

 6. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed March 10, 1997.

 7. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 8. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on October 30, 1998.

 9. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on January 25, 1999.

10. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on March 11, 1999.

11. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

12. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

13. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 20, 1999.

14. Incorporated by reference to the similarly described attachment to the registrant's Definitive Proxy Statement (Def 14A) filed on January 4, 1999.

     (b) All other schedules are omitted for the reason that the information is included in the financial statements or the related notes or that they are not required or are not applicable.

ITEM 17. UNDERTAKINGS

     We hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             ii. To reflect in this prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities registered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Restated Articles of Incorporation and Amended and Restated By-Laws of the registrant, the California General Corporation Law or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on April 20, 1999.

                                          AVANIR PHARMACEUTICALS

                                          By: /s/ GERALD J. YAKATAN, PH.D.
                                             -----------------------------------
                                                    Gerald J. Yakatan, Ph.D.
                                                    President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald J. Yakatan, Ph.D. and Gregory P. Hanson, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to any and all amendments to this registration statement.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 20, 1999.

                     SIGNATURE                                        TITLE
                     ---------                                        -----
           /s/ GERALD J. YAKATAN, PH.D.                President, Chief Executive Officer
---------------------------------------------------    and a Director (Principal Executive
             Gerald J. Yakatan, Ph.D.                               Officer)

               /s/ GREGORY P. HANSON                    Vice President, Finance and Chief
---------------------------------------------------       Financial Officer (Principal
                 Gregory P. Hanson                      Financial and Accounting Officer)

               /s/ GEORGE P. RUTLAND                   Chairman of the Board of Directors
---------------------------------------------------
                 George P. Rutland

            /s/ DENNIS J. CARLO, PH.D.                              Director
---------------------------------------------------
              Dennis J. Carlo, Ph.D.

                     SIGNATURE                                        TITLE
                     ---------                                        -----
               /s/ MICHAEL W. GEORGE                                Director
---------------------------------------------------
                 Michael W. George

            /s/ EDWARD L. HENNESSY, JR.                             Director
---------------------------------------------------
              Edward L. Hennessy, Jr.

                /s/ JAMES B. GLAVIN                                 Director
---------------------------------------------------
                  James B. Glavin

               /s/ KENNETH E. OLSON                                 Director
---------------------------------------------------
                 Kenneth E. Olson

               /s/ STUART A. SAMUELS                                Director
---------------------------------------------------
                 Stuart A. Samuels

                /s/ JOSEPH E. SMITH                                 Director
---------------------------------------------------
                  Joseph E. Smith

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 3.1     Restated Articles of Incorporation of the registrant(4)
 3.2     Certificate of Amendment of the Articles of Incorporation of
         the registrant(11)
 3.3     Certificate of Determination with respect to Series D
         Convertible Preferred Stock of the registrant(12)
 3.4     Certificate of Determination with respect to Series C Junior
         Participating Preferred Stock(10)
 3.5     Amended and Restated By-Laws of the registrant(8)
 4.1     Forms of Class A and Class B Common Stock Certificates(2)
 4.2     Class D Warrant Agreement (including form of Class D Warrant
         Certificate)(3)
 4.3     Convertible Note, dated February 26, 1997, issued to RGC
         International Investors, LDC(6)
 4.4     Form of Class G Stock Purchase Warrant(6)
 4.5     Rights Agreement dated as of March 5, 1999, between AVANIR
         Pharmaceuticals and American Stock Transfer & Trust
         Company(10)
 4.6     Form of Rights Certificate with respect to the Rights
         Agreement dated as of March 5, 1999(10)
 4.7     Form of Series D Convertible Preferred Stock Certificate(11)
 4.8     Amended and Restated Class I Stock Purchase Warrant dated
         March 4, 1999(13)
 4.9     Form of Class J Stock Purchase Warrant(11)
 4.10    Class K Stock Purchase Warrant dated April 1, 1999(13)
 5.1     Opinion of Baker & McKenzie
10.1     1989 Stock Option Plan(2)
10.2     Licensing Agreement with Yamanouchi Europe b.v.(1)
10.3     1994 Stock Option Plan(5)
10.4     1998 Stock Option Plan(14)
10.5     Supplemental Agreement with Yamanouchi Europe b.v.(5)
10.6     Employment Agreement with Gerald J. Yakatan(7)
10.7     Form of Retention Agreement with certain executive officers of the registrant(7)
10.8     Form of Indemnification Agreement with certain Directors and executive officers of the registrant(7)
10.9     Registration Rights Agreement with Promethean Investment
         Group, L.L.C.(9)
10.10    Class A Common Stock Investment Agreement with Promethean
         Investment Group, L.L.C.(9)
10.11    Amendment to the Class A Common Stock Investment
         Agreement(12)
10.12    Securities Purchase Agreement for Series D Convertible
         Preferred Stock(11)
10.13    Registration Rights Agreement for Series D Convertible
         Preferred Stock(11)
23.1     Independent Auditors' Consent
23.2     Consent of Baker & McKenzie (included in Exhibit 5.1)

-------------------------
 1. Incorporated by reference to the similarly described exhibits included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1991, filed January 11, 1992.

 2. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on May 8, 1990.

 3. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Registration Statement on Form S-1, File No. 33-49082, declared effective by the SEC on October 26, 1992.

 4. Incorporated by reference to the similarly described exhibit filed in connection with the registrant's Amendment No. 4 to the Registration Statement on Form S-1, File No. 33-32742, declared effective by the SEC on April 13, 1994.

 5. Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, filed December 29, 1994.

 6. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed March 10, 1997.

 7. Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

 8. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on October 30, 1998.

 9. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on January 25, 1999.

10. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on March 11, 1999.

11. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

12. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 1, 1999.

13. Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on April 20, 1999.

14. Incorporated by reference to the similarly described attachment to the registrant's Definitive Proxy Statement (Def 14A) filed on January 4, 1999.